As filed with the Securities and Exchange Commission on April 29,
1996 File No. 33-
=================================================================



               SECURITIES AND EXCHANGE COMMISSION
                   Washington, D. C.  20549

                       -----------------


                            FORM S-3
                     REGISTRATION STATEMENT
                UNDER THE SECURITIES ACT OF 1933

   SOUTHERN UNION COMPANY          Delaware         75-0571592
(Exact name of Registrant as   (State or other   (I.R.S. Employer
 specified in its Charter)      Jurisdiction of   Identification
                                 Incorporation        Number)
                                or Organization)


                    504 Lavaca Street, Suite 800
                        Austin, Texas 78701
                          (512) 477-5852
                  (Address, including zip code, and
                telephone number, including area code,
          of each registrant's principal executive offices)

                           -------------

     Dennis K. Morgan, Esq.                 With a copy to:
Vice President - Legal and Secretary    Stephen A. Bouchard, Esq.
    SOUTHERN UNION COMPANY           Fleischman and Walsh, L.L.P.
 504 Lavaca Street, Suite 800        1400 Sixteenth Street, N.W.,
    Austin, Texas  78701                      Suite 600
       (512) 477-5852                   Washington, D.C. 20036
(Name, address, including zip code,          (202) 939-7911
  and telephone number, including
  area code, of agent for service
       for each registrant)

                         ------------


  Approximate Date of Commencement of Proposed Sale to Public:
     As soon as practicable after the effective date of the Registration Statement. Sales will be completed monthly.

                         ------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following:
                             ---

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans,
please check the following:   X
                             ---

                 CALCULATION OF REGISTRATION FEE

                                 Proposed   Proposed
                                 Maximum    Maximum
Title of Each Class    Amount    Offering  Aggregate  Amount of
of Securities to be    Being      Price    Offering  Registration
    Registered       Registered  Per Unit*   Price*      Fee

Common Stock, $1 Par
  Value             300,000 shs   $20.625 $6,187,500   $2,133.62


* Established solely for the purpose of calculating the regis-tration fee pursuant to Rule 457(c), based upon the average of high and low prices of the Common Stock on April 22, 1996, as quoted by the New York Stock Exchange, Inc.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

=================================================================

Information contained herein is subject to completion or amend-ment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

           SUBJECT TO COMPLETION, DATED April 29, 1996


PROSPECTUS
- ----------

                      SOUTHERN UNION COMPANY
                      Shares of Common Stock
              Offered by Stockholders Enrolled in the
                     Stock Dividend Sale Plan
                            ----------

The shares of common stock, $1.00 par value (the "Common Stock"), of Southern Union Company (the "Company") being offered hereby are shares of Common Stock received as stock dividends by existing holders of Common Stock of the Company who have elected to enroll in, and sell Common Stock received as stock dividends through, the Company's Stock Dividend Sale Plan (the "Plan"). Under the Plan, all shares of Common Stock distributed as regular stock dividends during a Plan Year by the Company to shareholders and Participating Brokers (as defined below) participating in the Plan, to the extent so participating, will be offered for sale by the Plan Broker through the facilities of the New York Stock Exchange and/or the over-the-counter market.

The Plan Broker is currently                           .
                             ---------------------------

                          ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-MISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ----------


The date of this Prospectus is         , 1996.
                               --------

                    AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "SEC") a registration statement, of which this Prospectus constitutes a part, (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered by this Prospectus. This Prospec-tus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Common Stock. Statements contained herein con-cerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC or incor-porated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information concerning Southern Union may be inspected and copied at prescribed rates at the SEC's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices of the SEC: 7 World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange ("NYSE"), on which Southern Union Common Stock is listed, at 20 Broad Street, New York, New York 10005.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Southern Union (File No. 1-6407) with the SEC pursuant to the Exchange Act are incorporated by reference herein and are made a part hereof by such reference:

1.  Annual Report on Form 10-K for the fiscal year ended June 30,
    1995 (the "1995 Form 10-K").

2.  Quarterly Reports on Form 10-Q for the quarters ended
    September 30, 1995 (the "First Quarter Form 10-Q") and
    December 31, 1995 (the "Second Quarter Form 10-Q").

All documents filed by Southern Union pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Offered Securities pursuant hereto shall be deemed to be incor-porated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein or in any supple-ment hereto shall be deemed to be modified or superseded for pur-poses of such document to the extent that a statement contained herein or therein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein or therein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modi-fied or superseded, to constitute a part of this Prospectus or any supplement hereto.

The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents. Such requests should be directed to Dennis K. Morgan, Vice President - Legal and Secretary, Southern Union Company, at 504 Lavaca Street, Suite 800, Austin, Texas 78701, telephone (512) 477-5852.

                      SOUTHERN UNION COMPANY

The Company's principal line of business is the distribution of natural gas as a public utility through two divisions, Southern Union Gas Company ("Southern Union Gas") and Missouri Gas Energy. Southern Union Gas serves approximately 498,000 residential, com-mercial, industrial, agricultural and other customers in Texas (including the cities of Austin, Brownsville, El Paso, Galveston and Port Arthur) and Oklahoma. Missouri Gas Energy, acquired on January 31, 1994, serves approximately 478,000 customers in central and western Missouri (including the cities of Kansas City, St. Joseph, Joplin and Monett).

Subsidiaries of the Company have been established to support and expand natural gas sales and to capitalize on the Company's gas energy expertise. These subsidiaries market natural gas to end-users, sell natural gas as a vehicular fuel, convert vehicles to operate on natural gas, operate intrastate and interstate natural gas pipeline systems, and sell commercial gas air conditioning and other gas-fired engine-driven applications. By providing "one-stop shopping," the Company can serve its various customers' particular energy needs, which encompass substantially all of the natural gas distribution and sales businesses from natural gas sales to specialized energy consulting services. Certain sub-sidiaries also hold investments in real estate and other assets, which are primarily used in the Company's utility business.

The Company is a sales and market-driven energy company whose management is committed to achieving profitable growth of its natural gas energy businesses in an increasingly competitive business environment. Management's strategies for achieving these objectives principally consist of (i) promoting new sales opportunities and markets for natural gas, (ii) enhancing finan-cial and operating performance, and (iii) expanding the Company through the development of existing systems and the selective acquisition of new systems. Management develops and continually evaluates these strategies, and the Company's implementation of them, by applying its experience and expertise in analyzing tech-nological advances, market opportunities, general business trends and developments in the energy industry. Each of these strate-gies, as implemented throughout the business of the Company and its subsidiaries, reflects the Company's commitment to its core natural gas utility business. Central to all of the Company's businesses and strategies is the sale and transportation of natural gas.

Consistent with this strategy, the Company has actively pursued selected acquisitions in the natural gas distribution, transpor-tation and sales industries where management believes there are opportunities to promote new sales of and markets for natural gas and/or synergies that permit enhanced financial and operating performance. Since 1990, the Company has acquired seven gas dis-tribution systems in Texas and one in Missouri. Collectively, these systems have added nearly 587,000 of the Company's present customers, representing approximately $289,293,000 of annual sales revenue to the Company. See "Acquisitions and Divesti-tures" in the Notes to the Company's Consolidated Financial Statements included in the 1995 Form 10-K and incorporated herein by reference. The Company's most recent material acquisition was consummated on January 31, 1994, when it acquired Missouri Gas Energy.

The Company was incorporated under the laws of the State of Dela-ware in 1932. The Company's corporate headquarters are located at 504 Lavaca Street, Suite 800, Austin, Texas 78701, and its telephone number is (512) 477-5852.

      DESCRIPTION OF THE COMPANY'S STOCK DIVIDEND SALE PLAN

Since 1990, the Company has followed the policy of reinvesting earnings in the Company's business. No cash dividends were paid in 1991, 1992, 1993, 1994 or 1995. The Company's Board of Direc-tors currently intends to continue this policy of retaining earnings for the operation and expansion of the Company's busi-ness. On February 11, 1994, the Board of Directors of the Com-pany approved the payment of regular stock dividends on the Common Stock of approximately five percent (5%) annually. Such stock dividends were distributed on June 30, 1994, and on November 27, 1995, to shareholders of record on May 25, 1994, and November 7, 1995, respectively. Except for certain stock splits that were distributed by the Company as stock dividends on the Common Stock, as described in the section of this Prospectus entitled "Dividend Record," no other dividends have been paid during the last three years. The Company currently anticipates that, subject to review from time to time in light of then-current circumstances, it will continue this practice of declaring and paying stock dividends on its Common Stock.

After being furnished with a copy of this Prospectus, any share-holder who wishes to become a participant (a "Participant") in the Plan may do so by completing and signing an Enrollment Form and submitting share certificates representing the number of shares that such shareholder wants to make subject to the Plan's stock dividend sale provisions. Enrollment Forms will be dis-tributed periodically to shareholders and are also available on request from The First National Bank of Boston, the administrator of the Plan (the "Plan Administrator"). When completing an Enrollment Form, a shareholder should sign exactly as his or her name appears on the stock certificate(s) representing his or her share(s) of Common Stock. Completed Enrollment Forms and share certificates representing shares to become subject to the Plan should be mailed or otherwise delivered to the Plan Administra-tor. If share certificates are mailed, a shareholder should use insured registered mail or a nationally known overnight delivery service. The current Plan Administrator is The First National Bank of Boston.

A beneficial owner of shares of Common Stock held in the name of a broker or other nominee may participate in the Plan through such broker or nominee only if such broker or nominee partici-pates in the Plan (a "Participating Broker"). Beneficial owners wishing to participate through a Participating Broker should make arrangements with such Participating Broker. If this option is unavailable, a beneficial owner may participate in the Plan by obtaining certificated shares from his or her broker or nominee and depositing such shares with the Plan Administrator at the time he or she submits an Enrollment Form.

The Plan Administrator will process Enrollment Forms as soon as practicable upon receipt. An enrolling shareholder will be deemed to be a Plan Participant only after the Plan Administrator has processed and accepted such shareholder's Enrollment Form. Once a shareholder is a Participant, he or she may submit additional certificated shares to the Plan Administrator for participation in the Plan without completing additional Enroll-ment Forms as long as subsequently submitted share certificates bear the shareholders name as it appears on the originally completed and signed Enrollment Form.

A Participant may terminate participation in the Plan by either returning a signed completed Plan Termination Form to the Plan Administrator, copies of which will be included in Plan State-ments mailed to Participants and are otherwise available on request from the Plan Administrator, or by providing signed written termination instructions to the Plan Administrator. The Plan Administrator, as soon as practicable, will process termina-tion requests and will deliver to the terminating shareholder a share certificate representing the whole number of shares, and a check for any fractional shares, held by the Plan for such share-holder. Beneficial owners participating in the Plan through a Participating Broker must proceed through such Participating Broker to terminate participation in the Plan.

To initiate or terminate participation in the Plan with respect to the payment of a particular stock dividend by the Company, an Enrollment Form or a Plan Termination Form, as appropriate, must be received from a shareholder of the Company who is eligible to receive such stock dividend and be accepted by the Plan Adminis-
trator not less than      days prior to the payment date for such
                     ----
dividend, that is designated by the Company's Board of Directors. Forms and other correspondence relating to plan participation received after such date shall be processed as soon as prac-ticable and shall be effective with respect to the next dividend payment date.

The only Common Stock that will be sold under the Plan on behalf of Plan Participants and Participating Brokers is Common Stock received by the Plan from the Company in the form of regular stock dividends on shares of Common Stock held by the Plan for Participants and Participating Brokers. Shares received as a result of any stock split, even if distributed as a stock divi-dend by the Company, will not be sold for Participants or Par-ticipating Brokers, but will be held by the Plan on behalf of Plan Participants and Participating Brokers.

Plan Statements setting forth the number of shares of dividended Common Stock received and sold by the Plan, the number of shares of Common Stock held by the Plan and changes to the number of shares of Common Stock held in the Plan will be provided to Par-ticipants and Participating Brokers (i) when distributions of moneys from the sale of Common Stock dividends are distributed to Participants and Participating Brokers, (ii) within a reasonable period after the occurrence of a stock split, whether or not made in the form of a stock dividend that is not subject to the Common Stock sale provisions of the Plan, and (iii) to an individual Participating Broker or Participant, within a reasonable time after such Participating Broker or Participant has increased or decreased the number of shares subject to the Plan. If a stock dividend is not declared and paid during a calendar year in which the Plan is in effect, a Plan Statement will be distributed on or before December 31 of such calendar year.

             AMENDMENT OR TERMINATION OF THE PLAN

In its sole discretion, the Company may amend, suspend or termi-nate the Plan at any time, in whole or in part, or with respect to Participants or Participating Brokers in one or more jurisdic-tions. Notice of such amendment, suspension, or termination will be sent to all Participants and Participating Brokers.

The Company and the Administrator reserve the right to terminate the participation of any Participant or Participating Broker after advance written notice to such Participant or Participating Broker at the most recent address appearing on the Administra-tor's records. Participants and Participating Brokers are responsible for informing the Administrator of any changes in their mailing address.

After a Participant's or a Participating Broker's participation in the Plan has been terminated, the Administrator shall provide a certificate for the number of whole shares held in the Plan for such Participant or Participating Broker and a check representing the cash value of any fractional share held in the Plan for such Participant or Participating Broker. The cash value of a frac-tional share held in the Plan that is paid to a Participant or a Participating Broker in the event of any termination of partici-pation shall be calculated by multiplying the average of the high and low prices for Common Stock on the New York Stock Exchange on the date such fractional share is to be paid by the fraction of a whole share represented by such fractional share. If the day on which such fractional share is to be paid is not a day on which the Common Stock is traded, the value of such fractional share shall be determined from the high and low prices for Common Stock on the immediately preceding day on which the Common Stock is traded.

                   DESCRIPTION OF SECURITIES

The authorized capital stock of Southern Union consists of 1,500,000 shares of Preferred Stock, without par value, and 50,000,000 shares of Common Stock, $1.00 par value, of which no shares of Preferred Stock and 16,269,778 shares of Common Stock were issued and outstanding at March 31, 1996.

DESCRIPTION OF COMMON STOCK

The holders of Common Stock will be entitled to one vote for each share on all matters voted on by shareholders of Southern Union. With the exceptions of director elections in which shareholders may cumulate their votes and cases in which Southern Union's board has provided otherwise with respect to any series of pre-ferred stock of Southern Union, the holders of such shares will possess all voting power. The Restated Certificate of Incorpora-tion (the "Certificate") provides for cumulative voting for the election of directors. Subject to any preferential rights of any outstanding series of preferred stock of Southern Union desig-nated by the board of directors of Southern Union from time to time, the holders of Common Stock will be entitled to such divi-dends as may be declared from time to tome by the board of direc-tors of Southern Union from available funds, and upon liquidation will be entitled to receive pro rata all assets of Southern Union available for distribution to such holders.

No holder of any class or series of any class of Southern Union capital stock has any preemptive right to subscribe to any securities of Southern Union.

The transfer agent and registrar for the Common Stock is Continental Stock Transfer and Trust Company (the "Transfer
Agent").

DESCRIPTION OF PREFERRED STOCK

The Preferred Stock may be divided into and issued in series and with such designations, relative rights, qualifications and restrictions as are established by the Board of Directors of the Company. All shares of Preferred Stock previously issued by the Company have been retired and Southern Union does not presently contemplate the further issuance of any such shares. However, any shares of Preferred Stock issued in the future would rank prior to the Common Stock with respect to dividend rights and rights upon liquidation and could have rights which would dilute the voting power and equity of the holders of the Common Stock.

                        DIVIDEND RECORD

As noted above, the Company has followed the policy of rein-vesting earnings in the business and has not paid any cash divi-dends in 1991, 1992, 1993, 1994 or 1995. The Board of Directors currently intends to continue this policy of retaining earnings for the operation and expansion of the Company's business. On February 11, 1994, the Board of Directors of the Company approved commencement of regular stock dividends of approximately five percent (5%) annually.

In accordance with such policy, on each of May 25, 1994, and November 7, 1995, the Board of Directors declared a five percent (5%) stock dividend, which stock dividends were distributed on June 30, 1994, and November 27, 1995, respectively. As explained in the section of this Prospectus entitled "Description of the Company's Stock Dividend Sale Plan," regular stock dividends such as those described would be subject to the Plan's stock dividend sale provisions. In addition, on February 11, 1994, the Com-pany's Board of Directors declared a three-for-two stock split of the Common Stock that was distributed in the form of a 50% stock dividend on March 9, 1994, to stockholders of record on February 23, 1994, and on February 12, 1996, the Company's Board of Directors declared a four-for-three stock split of the Common Stock, which was distributed as a 33-1/3% stock dividend on March 11, 1996, to shareholders of record as of February 23, 1996. Again, as discussed in the section of this Prospectus entitled "Description of the Company's Stock Dividend Sale Plan," Common Stock distributed as the result of a stock split, even if in the form of a stock dividend, will not be saleable under the Plan, but will instead be held by the Plan on behalf of Partici-pants and Participating Brokers. No other dividends have been paid in the past three years.

Future dividend policy will be determined by the Board of Direc-tors based upon conditions then existing, including the Company's earnings and financial condition, capital requirements and other relevant factors.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

The Common Stock is listed on the New York Stock Exchange under the symbol "SUG." The following table sets forth for the periods indicated the high and low sales prices on the New York Stock Exchange Composite Tape, as adjusted for the following: the three-for-two stock split distributed in the form of a 50% stock dividend on March 9, 1994; the four-for-three stock split dis-tributed in the form of a 33-1/3% stock dividend on March 11, 1996; the 5% stock dividend distributed on June 30, 1994; and the 5% stock dividend distributed on November 27, 1995.

                                           HIGH    LOW

1994
  First Quarter.......................... $10.09  $ 8.48
  Second Quarter.........................  14.38    9.02
  Third Quarter..........................  16.70   11.79
  Fourth Quarter.........................  13.57   11.61
1995
  First Quarter..........................  13.13   11.88
  Second Quarter.........................  13.04   11.70
  Third Quarter..........................  12.77   11.07
  Fourth Quarter.........................  13.75   11.70

1996
  First Quarter..........................  13.93   12.32
  Second Quarter.........................  19.88   12.68
  Third Quarter..........................  22.38   16.78
  Fourth Quarter (through             )..
                          ------------

On             , the last reported sales price of Southern Union
   ------------
Company Common Stock on the New York Stock Exchange Composite
Tape was $         per share.  Prices for Common Stock shown in
          --------
the foregoing table and set forth in the immediately preceding sentence shall not be interpreted as a prediction of prices for Common Stock.

As discussed above, it is the Company's current policy to pay regular stock dividends of approximately five percent (5%) annually. The most recent regular stock dividend was a five percent (5%) stock dividend distributed on November 27, 1995.
The payment of stock dividends in the future, and the amount and timing thereof, will depend upon the Company's earnings and such other factors as the Company's Board of Directors deems relevant, consistent with the Company's current policy of reinvesting sub-stantially all of the Company's earnings into the growth of the Company.

Under the provisions of the Company's debt agreements, the Com-pany's total debt capacity and right to pay cash dividends are limited. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations", item 7 of the 1995 Form 10-K.

                    PLAN OF DISTRIBUTION

Pursuant to the Plan, eligible holders of the Company's Common Stock are being offered the opportunity to enroll in the Plan by completing and returning an Enrollment Form, and share certifi-cates evidencing those shares of Common Stock that a holder wishes to make subject to the Plan's provisions, to the Plan Administrator. All shares of Common Stock issued pursuant to a stock dividend on shares held by the Plan for Participants and Participating Brokers will be sold by the Plan Broker commencing no earlier than five trading days prior to the payment date for such stock dividend. The Plan Broker will receive a commission
of $         per share sold but will not be entitled to any other

    -------
commission or any mark-up, mark-down, spread or other compensa-tion.

The Plan Broker will offer to sell the number of shares of Common Stock dividended on Common Stock held by the Plan as of the divi-dend record date declared by the Company's Board of Directors. Such shares will be offered and sold to the public (through the facilities of the New York Stock Exchange or the over-the-counter market) or through privately negotiated transactions, including sales to the Company's Direct Stock Purchase Plan. Shares sold through the New York Stock Exchange or the over-the-counter mar-ket shall be sold at the prevailing market price for Common Stock. Shares sold through privately negotiated transactions, other than sales to the Company's Direct Stock Purchase Plan, will be sold at the prices negotiated therefor at the discretion of the Plan Broker. Shares sold to the Company's Direct Stock Purchase Plan shall be sold at a price equal to (i) the average of the high and low price quotations for the Common Stock on the New York Stock Exchange on the day such a sale is consummated or,
(ii) if the sale is consummated on a day on which the Common Stock does not trade on the New York Stock Exchange, the average of the high and low price quotations for the Common Stock on the New York Stock Exchange on the last day that the Common Stock is traded immediately prior to the day on which such sale is consum-mated. Monies from the sale by the Plan of Common Stock dis-tributed pursuant to a particular stock dividend shall be distributed pro rata to Participants and Participating Brokers based upon the number of shares held by such Particpants and Par-ticipating Brokers as of the record date for such stock dividend. Monies from the sale of Common Stock distributed pursuant to a stock dividend will not be distributed until all dividended shares of Common Stock to be sold by the Plan are so sold.

     FEDERAL INCOME TAX TREATMENT OF STOCK DIVIDENDS SOLD

Under current federal income tax laws, shareholders participating in the Plan will be treated as having received a stock dividend. Accordingly, such Participants will be required to allocate the tax basis of their previously acquired Common Stock propor-tionately between the previously acquired Common Stock and the shares distributed as a stock dividend. Upon the sale of the dividend shares, if the net sales price for the dividend shares exceeds or is less than the allocated tax basis of such shares, the selling shareholder will recognize a gain or loss for tax purposes.

                      VALIDITY OF SECURITIES

The validity of the securities offered hereby will be passed upon for Southern Union by Fleischman and Walsh, L.L.P., Washington,
D. C. Aaron I. Fleischman, Senior Partner of Fleischman and Walsh, L.L.P., is a director of Southern Union. Mr. Fleischman, Fleischman and Walsh, L.L.P., and other attorneys in that firm beneficially own shares of Common Stock that, in the aggregate, represent less than two percent (2%) of the shares of Common Stock outstanding.

                             EXPERTS

The consolidated balance sheets as of June 30, 1995 and 1994 and the consolidated statements of operations and cash flows for each of the three years in the periods ended June 30, 1995 and 1994 and December 31, 1993 incorporated by reference in this Prospec-tus have been incorporated herein in reliance on the report, which includes an explanatory paragraph concerning a change in accounting method, of Coopers & Lybrand L.L.P., given on the authority of that firm as experts in accounting and auditing.

                            -----------

NO DEALER, SALESPERSON, OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITA-TION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COM-PANY SINCE THE DATE HEREOF.

                          -----------

- -------------------------------   -------------------------------
No dealer, salesperson or other
individual has been authorized
to give any information or to
make any representations other
than those contained or incor-
porated by reference in this
Prospectus in connection with
the offer made by this                 Southern Union Company
Prospectus and, if given or
made, such information or              Shares of Common Stock
representations must not be            Offered by Stockholders
relied upon as having been                 Enrolled in the
authorized by Southern Union           Stock Dividend Sale Plan
Company or the Underwriters.
Neither the delivery of this
Prospectus nor any sale made
hereunder and thereunder
shall under any circumstance
create an implication that
there has been no change in
the affairs of Southern
Union Company since the date
hereof.  This Prospectus
does not constitute an
offer or solicitation by
anyone in any state in which
such offer or solicitation
is not authorized or in
which the person making such
offer or solicitation is not
qualified to do so or to
anyone to whom it is unlaw-
ful to make such offer or
solicitation.

        ----------



   TABLE OF CONTENTS

                         Page
                         ----

Available Information...                     ------------
Incorporation of Cer-
  tain Documents by                           PROSPECTUS
  Reference.............
Southern Union Company..                     ------------
Description of the Com-
  pany's Stock Dividend
  Sale Plan.............
Amendment or Termina-
  tion of the Plan......
Description of Common
  Stock.................
Dividend Record.........
Price Range of Common
  Stock and Dividends...                            , 1996
Plan of Distribution....                ------------
Federal Income Tax
  Treatment of Stock
  Dividends Sold........
Validity of Securities..
Experts.................

- -------------------------------   -------------------------------

                            PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.*

  Securities and Exchange Commission Filing Fee      $  2,134
  Rating Agency Fees                                      *
  Blue Sky Fees and Expenses                              *
  Trustee's Expenses                                      *
  Printing and Engraving Fees                             *
  Accounting Fees and Expenses                            *
  Legal Fees and Expenses                              10,000
  Miscellaneous                                           *
                                                     --------

    Total                                                 *
                                                     ========

- ---------------------
* All fees and expenses other than SEC Registration Fee are estimated or are to be completed by amendment.

Item 15.  Indemnification of Directors and Officers.

Article Fourteenth of the Restated Certificate of Incorporation of Southern Union eliminates personal liability of directors to the fullest extent permitted by Delaware Law. Section 145 of the Delaware Corporation Law provides that a Delaware corporation may indemnify any person against expenses, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or pro-ceeding in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corpora-tion, provided that (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expenses actually and reasonably incurred by him in con-nection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the per-formance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in the light of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as the court deems proper.

The Declaration of each Southern Union Trust provides that no Southern Union Trustee, affiliate of any Southern Union Trustee, or any officers, directors, shareholders, members, partners, employees, representatives or agents of any Southern Union Trustee, or any employee or agent of such Southern Union Trust or its affiliates (each an "Indemnified Person") shall be liable, responsible or accountable in damages or otherwise to such Southern Union Trust or any employee or agent of the trust or its affiliates for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Per-son in good faith on behalf of such Southern Union Trust and in a manner such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by such Declaration or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's gross negligence or willful misconduct with respect to such acts or omissions. The Declara-tion of each Southern Union Trust also provides that to the fullest extent permitted by applicable law, Southern Union shall indemnify and hold harmless each Indemnified Person from and against any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of such Southern Union Trust and in a manner such Indemnified Person reasonably believed to be within the scope of authority conferred on such Indemnified Person by such Declaration, except that no Indemni-fied Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by rea-son of gross negligence or willful misconduct with respect to such acts or omissions. The Declaration of each Southern Union Trust further provides that, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by Southern Union prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by or an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified for the underlying cause of action as authorized by such Declaration.

The directors and officers of Southern Union and the Regular Trustees are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), which might be incurred by them in such capacities and against which they cannot be indemnified by Southern Union or the Southern Union Trusts.

Any agents, dealers or underwriters who execute any of the agree-ments filed as Exhibit 1 to this registration statement will agree to indemnify Southern Union's directors and their officers and the Southern Union Trustees who signed the registration statement against certain liabilities that may arise under the Securities Act with respect to information furnished to Southern Union or any of the Southern Union Trusts by or on behalf of any such indemnifying party.

Item 16.  Exhibits.

Exhibits set forth below are provided as part of this electronic transmission.

(5) - Opinion of Fleischman and Walsh, L.L.P. regarding the validity of the Securities (including consent)
(23)(a) - Consent of Coopers & Lybrand L.L.P.
(23)(b) - Consent of Fleischman and Walsh, L.L.P. (included in
          Exhibit 5 hereto)
(24)    - Powers of Attorney

Item 17.  Undertaking.

The Registrant hereby undertakes that, for purposes of deter-mining any liability under the Securities Act, each filing of Southern Union's Annual Report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and con-trolling persons of the Registrant pursuant to the foregoing pro-visions (other than the insurance policies referred to therein), or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemni-fication is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemni-fication against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling pre-cedent, submit to a court of appropriate jurisdiction the ques-tion whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
     Statement

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) to include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that the undertakings set forth in para-graphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Southern Union pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securi-ties at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                          SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on April 29, 1996.


                                  SOUTHERN UNION COMPANY


                                  By   RONALD J. ENDRES
                                     --------------------
                                       Ronald J. Endres
                                       Senior Vice President --
                                       Finance and Administration
                                       and Chief Financial
                                       Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 29, 1996.

Signature/Name                              Title
- --------------                              -----

GEORGE L. LINDEMANN*              Chairman of the Board,
                                  Chief Executive Officer and
                                  Director

JOHN E. BRENNAN*                  Director

FRANK W. DENIUS*                  Director

AARON I. FLEISCHMAN*              Director

PETER H. KELLEY*                  Director

ADAM M. LINDEMANN*                Director

ROGER J. PEARSON*                 Director

GEORGE ROUNTREE, III*             Director

DAN K. WASSONG*                   Director

KURT A. GITTER, M.D.*             Director

RONALD J. ENDRES                  Senior Vice President --
- ----------------
Ronald J. Endres                  Finance and Administration
                                  and Chief Financial Officer

DAVID J. KVAPIL                   Vice President and Controller
- ---------------
David J. Kvapil                   (Principal Accounting Officer)



*By RONALD J. ENDRES
    ----------------
    Ronald J. Endres
    Attorney-in-fact


                           EXHIBIT INDEX

Exhibit                                                     Filed
  No.                       Description                    Herein
- -------      -----------------------------------------     ------

 3(a)        Restated Certificate of Incorporation of
             Southern Union Company.  (Filed as Exhibit
             3(a) to Southern Union's Transition Report on Form 10-K for the year ended June 30, 1994.)

 3(b)        Southern Union Company Bylaws, as amended.
             (Filed as Exhibit 3(b) to Southern Union's
             Transition Report on Form 10-K for the year ended June 30, 1994.)

 5           Opinion of Fleischman and Walsh, L.L.P.
             regarding the validity of the Securities
             (including consent).

23(a)        Consent of Coopers & Lybrand L.L.P.

23(b)        Consent of Fleischman and Walsh, L.L.P.
             (included in Exhibit 5 hereto).

24           Powers of Attorney